                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Fellows                        William                  H.
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     (Last)                         (First)               (Middle)

     1474 Main Street
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                                    (Street)

     Cuyahoga Falls                    OH                  44221
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     (City)                         (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     7/17/01
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     Not Applicable
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4.   Issuer Name and Ticker or Trading Symbol

     Morgan Funshares, Inc.  (MFUN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

     Not Applicable
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                 3. Ownership Form:  4. Nature of Indirect
                        2. Amount of Securities     Direct (D) or       Beneficial
1. Title of Security       Beneficially Owned       Indirect (I)        Ownership
   (Instr. 4)              (Instr. 4)               (Instr. 5)          (Instr. 4)
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   Common Stock                 100                    D                 Not Applicable
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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                 3. Title and Amount                   5. Owner-
                                                    of Securities                         ship
                                                    Underlying Derivative                 Form of
                        2. Date Exercisable         Security (Instr. 4)                   Derivative
                           and Expiration Date  -------------------------  4. Conver-     Security:
                           (Month/Day/Year)                     Amount        sion or     Direct     6. Nature of
                        ----------------------                  or            Exercise    (D) or        Indirect
                        Date       Expira-                      Number        Price of    Indirect      Beneficial
1. Title of Derivative  Exer-      tion                         of            Derivative  (I)           Ownership
   Security (Instr. 4)  cisable    Date          Title          Shares        Security    (Instr. 5)    (Instr. 5)
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Explanation of Responses:

/s/ William H. Fellows                                       December 6, 2001
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      **Signature of Reporting Person                             Date

**      Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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